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                                                                    EXHIBIT 99.1


CORIXA ANNOUNCES $45 MILLION PRIVATE PLACEMENT FINANCING
08/12/2002

SEATTLE, AUG 12, 2002 -- Corixa Corporation (CRXA), a developer of immunotherapeutics, today announced that it has entered into a definitive purchase agreement for the sale of approximately 7.3 million newly issued shares of Common Stock and 1.2 million warrants to purchase common stock in a private placement to selected institutional and other accredited investors for anticipated gross proceeds of approximately $45 million.

The transaction is expected to close on August 14, 2002, subject to customary closing conditions.

"This financing will allow us to continue to aggressively pursue our development strategy and will provide additional resources for a number of high priority programs in our growing pipeline," said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa.

Under the terms of the agreement, Corixa has agreed to sell approximately 7.3 million shares at a price of $6.13 per share. For an additional $.125 per underlying share, the investors will also purchase approximately 1.2 million five-year warrants for common stock with an exercise price of $6.13. Corixa intends to use the net proceeds from the sale for research and development, working capital and general corporate purposes.

The financing was led by InterWest Partners, and included investments from BankAmerica Ventures, Frazier Healthcare Ventures, Hambrecht & Quist Capital Management, LLC, KBL Healthcare Ventures, Oxford Bioscience Partners, and Sutter Hill Ventures. Pacific Growth Equities, Inc. acted as the placement agency for this transaction.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. Corixa has agreed to file, no later than 10 days after the closing, a registration statement providing for the resale of the issued shares and the shares underlying the warrants.

This release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of such state.

ABOUT CORIXA
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by
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          understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has 18 programs in clinical development.

          The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa's Web site at http://www.corixa.com/ or call the company's investor relations information line at (877) 4CORIXA (426-7492) or
          (877) 426-7492.

          CORIXA FORWARD LOOKING STATEMENTS

          Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the risk that the financing is not consummated, the risk that Corixa does not realize any expected benefits from the proceeds of the financing and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price," described in Corixa's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, copies of which are available from Corixa's investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.